Exhibit 10.22

Summary of Increases in Compensation

for Non-management Directors

Reinstatement of Previously Approved Board and Committee Fees

On February 5, 2009, the Board of Directors (the “Board”) of Genesee & Wyoming Inc. (the “Company”), in recognition of the weak economic environment, voluntarily reduced the previously-established 2009 compensation for non-management directors by 5%.

At a Board meeting held on February 4, 2010, the Board reinstated the original 2009 compensation for non-management directors without the 5% reduction. Going forward, each of our non-management directors will receive an annual cash retainer of $30,000, with an additional fee of $2,000 for each Board meeting the director attends in person and $1,000 for each Board meeting the director attends telephonically. Directors who serve on a Board committee will receive a $1,000 fee for each committee meeting attended in person and a $1,000 fee for each committee meeting attended telephonically. In addition, the Chairman of the Audit Committee is entitled to receive an additional annual retainer of $10,000, and the Chairman of the Governance Committee and the Chairman of the Compensation Committee each receive an additional annual retainer of $5,000. These fees are pro-rated and paid quarterly.

Restricted Stock Grants

On February 5, 2009, the Board voluntarily reduced the previously-established annual grants of restricted stock made to non-management directors by 5% to a value equal to $57,000, based on a 12-month average stock price.

At the February 4, 2010 Board meeting, the Board reinstated the original 2009 annual grants of restricted stock made to non-management directors. We expect that for 2010 and subsequent years, grants of restricted stock will be made on the date of the annual meeting with a value equal to $60,000, based on a 12-month average stock price. For new directors, an annual award valued at $60,000 will be made on the date on which a director joins the Board. For the first year of a director’s three year term, the annual award will vest in three equal installments on the dates of each of the next three annual meetings. For the second year of the director’s term, one-half of the annual restricted stock grants will vest on the date of each of the next two annual meetings. For the final year of the term, the entire amount of the annual restricted stock grant will vest on the date of the following year’s annual meeting.